UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2016

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 22, 2016, the Board of Directors (the “Board”) of Green Dot Corporation (the “Company””) adopted amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement proxy access. As amended, the Bylaws include a new Section 1.12 permitting a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of the Company’s shares of Class A common stock that constitutes at least 3% of the Company’s outstanding shares of Class A common stock, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. The amended Bylaws also reflect certain conforming and clarifying changes in Section 1.11 of the Bylaws.
In addition, the Board approved amendments to Section 2.1 of the Bylaws to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director, excluding abstentions. If a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on the action to be taken with respect to such offer of resignation. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.
The foregoing description of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the amended and restated Bylaws, a copy of which is filed as Exhibit 3.01 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
3.01	Amended and Restated Bylaws of the Registrant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: September 28, 2016

Exhibit Index

Number	Description
3.01	Amended and Restated Bylaws of the Registrant.